SEVERANCE PAY AGREEMENT          EXHIBIT 10.18



          THIS SEVERANCE PAY AGREEMENT (this "Agreement"), dated as of March 1, 1994, by and between The Interlake Corporation, a Delaware corporation (the
"Company"), and                    (the "Executive").

                                    WITNESSETH:

          WHEREAS, the Executive is a senior executive or key employee of the Company or a Subsidiary (as hereinafter defined) of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

          WHEREAS, the Company recognizes that, as is the case of most publicly-held companies, the possibility of a Change in Control exists;

          WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executive officers and other key employees, including the Executive;

          WHEREAS, the Company wishes to ensure that its senior executives and other key employees are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control;

          WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company; and

          WHEREAS, this Agreement is intended to supersede and replace all of Executive's rights and benefits under the Company's Key Executive Severance Pay Plan established on August 29, 1986 (the "Severance Pay Plan").

          NOW, THEREFORE, the Company and the Executive agree as follows:

          1. Certain Defined Terms: In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

          (a) "Base Pay" means the Executive's annual base salary at a rate not less than the Executive's annual fixed or base compensation as in effect for Executive on the relevant determination date;

          (b) "Change in Control" means the occurrence during the Term of any of the following events:





              (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 75% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

             (ii) The Company sells or otherwise transfers all or substantially all of its business and/or assets to another corporation or other legal person, and as a result of such sale or transfer less than 75% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

            (iii) (x) Prior to March 1, 1997, any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than First Capital Corporation of Chicago or Madison Dearborn Partners VIII so long as their combined beneficial ownership of Voting Stock does not exceed 35% of the Company's Voting Stock) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 25% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock"); or (y) from and after March 1, 1997, any person is or becomes the beneficial owner of shares of Voting Stock in an amount equal to or greater than 25% of the outstanding shares of Voting Stock;

             (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

              (v) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

  Notwithstanding the foregoing provisions of Sections 1(b)(iii) or 1(b)(iv),
  (A) unless otherwise determined in a specific case by majority vote of the Board, a"Change in Control" shall not be deemed to have occurred for purposes of Sections 1(b)(iii) or 1(b)(iv) solely because (1) the Company, (2) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities (a "Subsidiary"), or (3) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
  Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 25% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership, and (B) a "Change in Control" shall not be deemed to have occurred for purposes of Section 1(b)
  (iii) or 1(b)(iv) upon any person becoming the beneficial owner of shares of Voting Stock in an amount up to 35% of the outstanding shares of Voting Stock

  (or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such purchase) if within twenty (20) calendar days following such purchase the Board of Directors has expressly determined that such acquisition of ownership is not a "Change in Control" for purposes of this Agreement.

       (c) "Change in Control Severance Period" means the period of time commencing on the date of an occurrence of a Change in Control and continuing until the earliest of (i) the third anniversary of the occurrence of the Change in Control, (ii) the Executive's death, or (iii) the Executive's attainment of age 65; provided, however, that on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 120 calendar days prior to such date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended; and

       (d) (i) "Cause" means that, for purposes of, and prior to, any termination during the Change in Control Severance Period pursuant to Section 3 hereof, the Executive shall have committed:


                 (A) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

                 (B) intentional wrongful damage to property of the Company or any Subsidiary;

                 (C) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

                 (D)  intentional wrongful engagement in any Competitive
            Activity;

  and any such act shall have been determined by the Board of Directors of the Company (the "Board") to have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the

  Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

             (ii) "Cause" means that, for purposes of, and prior to, any Other Termination pursuant to Section 1(h) hereof, the Executive shall have committed:

                 (A) an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

                 (B) wrongful damage to property of the Company or any Subsidiary;

                 (C) wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;

                 (D)  wrongful engagement in any Competitive Activity; or

                 (E) an intentional and continued failure to substantially perform his duties after a demand for substantial performance has been delivered to him, or intentional misconduct which is materially injurious to the Company.

       (e) "Competitive Activity" means the Executive's participation, without the written consent of an officer of the Company, in (i) the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and/or any Subsidiary and such enterprise's sales of any product or service competitive with any product or service of the Company and/or any Subsidiary amounted to 25% of such enterprise's net sales for its most recently completed fiscal year and if the Company's consolidated net sales of said product or service amounted to 10% of the Company's consolidated net sales for its most recently completed fiscal year, or (ii) the active recruitment of an employee of the Company or any Subsidiary. "Competitive Activity" will not include (A) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto and (B) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

       (f) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company.

       (g) "Incentive Pay" means a bonus, incentive or other compensation payable either in cash, stock in lieu of cash, or a combination of such methods of payment, in addition to Base Pay, made or to be made in regard to services rendered pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto, including without limitation, the Company's Executive Incentive Compensation Plan for any year, but excluding any long-term incentive plan such as the Company's 1994 Stock Performance Incentive Program.

       (h) "Other Termination" means the termination by the Company or any Subsidiary of Executive's employment with the Company or any Subsidiary dur-ing the Term (other than during the Change in Control Severance Period), other than upon the occurrence of (i) the Executive's death, (ii) the Executive's permanent disability within the meaning of, and provided that Executive begins to receive benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Termination Date (as hereinafter defined), or (iii) Cause, as defined in
  Section 1(d)(ii).

      (i) "Target Bonus" means the bonus that Executive would have earned for achieving 'target' performance for Executive's participation level under the Interlake Executive Incentive Compensation Plan or any other similar incentive compensation plan, program or arrangement of the Company or any Subsidiary (other than any long-term incentive, stock award, restricted stock, employee stock ownership or stock-related plan of the Company).

       (j) "Term" means the period commencing as of the date hereof and expiring on the close of business on February 28, 1997; provided, however, that (A) commencing on March 1, 1997 and each March 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 1 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) if, prior to a Change in Control, the Executive ceases to be an employee of the Company or any Subsidiary for any reason other than an Other Termination, thereupon without further action the Term shall be deemed to have expired. For purposes of this Section 1(j), the Executive shall not be deemed to have ceased to be an employee of the Company or any Subsidiary by reason of the transfer of Executive's employment between the Company and any Subsidiary, or among any Subsidiaries.

       (k) "Termination Date" means the date on which the Executive's employ-ment is terminated, the effective date of which shall be the date of termin-ation, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b).

       2. Operation of Agreement: This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, provisions of this Agreement providing benefits for termination of employment during the Change in Control Severance Period will not be operative unless and until a Change in Control occurs, whereupon without further action such provisions shall become immediately operative.

       3. Termination Following a Change in Control: (a) In the event of the occurrence of a Change in Control, the Executive's employment may be terminated by the Company or any Subsidiary during the Change in Control Severance Period and the Executive shall not be entitled to the benefits provided by Section

4(a) only upon the occurrence of one or more of the following events:

              (i)     The Executive's death;

             (ii) If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

            (iii)     Cause, as defined in Section 1(d)(i).

If, during the Change in Control Severance Period, the Executive's employment is terminated by the Company other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by
Section 4(a) hereof.

       (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Change in Control Severance Period with the right to severance compensation as provided in Section 4(a) upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as defined in Section 1(d)(i), for such termination exists or has occurred, including without limitation other employment):

              (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Executive held immediately prior to a Change in Control, or the failure to elect or reelect, or the removal of, the Executive as a Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to the Change in Control;

             (ii) (I) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control; (II) a reduction in the aggregate of the Executive's Base Pay and Incentive Pay at the rates in effect immediately prior to a Change in Control; or (III) the termina-tion or denial of the Executive's rights to Employee Benefits providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change in Control or a reduction in the scope or value thereof;

            (iii) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive unable to carry out any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 30 calendar days after written notice to the Company from the Executive of such determination;

             (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 10(a); or

              (v) The Company requires the Executive to have his principal location of work changed, to any location which is in excess of 50 miles from Executive's principal residence immediately prior to the Change of Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder more than 30 consecutive days or an aggregate of more than 60 days in any consecutive 90-day period without, in either case, his prior written consent.

       (c) A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof.

       4. Severance Compensation: (a) If, following the occurrence of a Change in Control, the Company terminates the Executive's employment during the Change in Control Severance Period other than pursuant to Section 3(a), or if the Executive terminates his employment pursuant to Section 3(b):

              (i) The Company will pay to the Executive, within five business days after Executive's demand therefor, a lump sum payment in an amount equal to the multiple set forth under Column I on Annex A hereto times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (B) the Target Bonus established for the fiscal year in which the Change in Control or the Termination Date occurs, whichever is higher; and

             (ii) The Company will arrange to provide the Executive, at no cost to the Executive, with (A) health benefits (including without limitation medical and dental insurance or benefits with dependent coverage providing for aggregate individual and family deductibles no greater than $250 and $500 per annum, respectively, for medical insurance and $50 per individual for dental coverage), substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date, (B) life insurance and disability insurance or coverage at least equivalent to that the Executive was receiving or entitled to receive immediately prior to the

       Termination Date, and (C) reasonable and customary executive outplace-ment services (or, at the election of the Executive, within five business days after Executive's demand therefor, a lump sum cash payment in lieu thereof equal to 15% of the sum of (x) Executive's Base Pay (at the rate in effect immediately prior to the Termination Date) plus (y) the Target Bonus established for the fiscal year in which the Termination Date occurs, (collectively, "Additional Benefits"), for not less than the number of months set forth under Column II on Annex A hereto following the Termination Date (the "Change in Control Continuation Period"); and

            (iii) The Company will offer to the Executive the opportunity to purchase any Company leased automobile being used by the Executive immediately prior to the Termination Date for the aggregate amount necessary to effect the purchase by the Company pursuant to the terms of the lease for such automobile, which purchase may at Executive's option be effected as a credit against the lump sum payment due Executive under
       Section 4(a)(i).

       (b)  In the event of an Other Termination of the Executive:

              (i) The Company will pay to the Executive within five business days after Executive's demand therefor, a lump sum payment in an amount equal to (x) the multiple set forth under Column I on Annex B hereto times (A) Base Pay (at the rate in effect immediately prior to the Termination Date), plus (B) the Target Bonus established for the fiscal year in which the Termination Date occurs, minus (y) the amount of any severance payments actually paid to the Executive in connection with Executive's Other Termination pursuant to any other agreement between the Company or any Subsidiary and the Executive (other than payments made pursuant to any Employee Benefits); and

             (ii) The Company will arrange to provide the Executive, at no cost to the Executive, with Additional Benefits for not less than the number of months set forth under Column II on Annex B hereto (the "Other Termination Continuation Period"); and

            (iii) The Company will offer to the Executive the opportunity to purchase any Company leased automobile being used by the Executive immediately prior to the Termination Date for the aggregate amount necessary to effect the purchase by the Company pursuant to the terms of the lease for such automobile, which purchase may, at Executive's option, be effected as a credit against the lump sum payment due Executive under Section 4(b)(i).

       (c) If and to the extent that any benefit described in Sections 4(a)(ii) or 4(b)(ii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such benefits. Without otherwise limiting the purposes or effect of Section 5, benefits otherwise receivable by the Executive pursuant to Sections 4(a)(ii) or 4(b)(ii) will be reduced to the extent comparable benefits (including coverage for any preexisting conditions or illness) are actually received by the Executive from another employer during any Change of Control Continuation Period or Other Termination Continuation Period following the Executive's Termination Date. There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement, except as provided in subsection (y) of
  Section 4(b)(i) and  the second sentence of this Section 4(c).

       (d) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

       (e) Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Agreement will survive any termination or expiration of this Agreement following a Change in Control, the termination of the Executive's employment following a Change in Control for any reason whatsoever, the termination or expiration of this Agreement following an Other Termination, or the termination of the Executive's employment following an Other Termination.

       (f) Upon written notice given by the Executive to the Company prior to the occurrence of the Change in Control that caused the Executive to become entitled to the benefits under this Agreement, the Executive, at his sole option, may elect to have all or any of the amounts so payable paid to him on a quarterly basis during the remainder of the Change in Control Continuation Period or any portion thereof designated by the Executive.

       5. No Mitigation Obligation: The Company hereby acknowledges that it will be difficult and may be impossible (a) for the Executive to find reason-ably comparable employment following the Termination Date, and (b) to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or other-wise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in subsection (y) of Section 4(b)(i) and the second sentence of Section 4(c).

       6. Certain Limitations: (a) Anything in this Agreement to the contrary notwithstanding, if it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive hereunder would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") (or any successor provision thereto) but for the application of this Section 6, then the payments and benefits to be provided hereunder shall be reduced to the minimum extent necessary so that no portion thereof shall be subject to the Excise Tax but only if by reason of, and giving effect to such reduction, Executive's net after- tax benefit shall exceed Executive's net after-tax benefit if such reduction were not made. If the application of this
Section 6 should require a reduction in benefits under this Agreement, such reduction shall be implemented first by reducing any non-cash benefits to the extent necessary, and second by reducing any cash benefits to the extent necessary. In each case, the reductions shall be made starting with the latest payment or benefit.

       (b)(i) The calculation of whether any reduction in Executive's payments and benefits shall be made under this Section 6 shall be made (A) within 30 days following the Termination Date, if applicable, and (B) at such other time or times as may be reasonably requested by the Company or the Executive, including, without limitation, at such times as may be necessary to effect any recalculation under Section 6(b)(ii).

       (ii) If (I) any payment or benefit taken into account in calculating the amount of the Excise Tax payable by Executive exceeds the payment or benefit actually received by Executive hereunder following the Termination Date, (II) any payments and benefits which were to have been provided hereunder were reduced as a result of the calculation made under Section 6(b)(i), and (III) a recalculation based upon payments and benefits actually received by Executive hereunder indicates that Executive's net after-tax benefit would be maximized if such reduction had not been made, then the Company shall pay Executive the amount of such reduction no later than 10-days following such recalculation so as, and to the extent necessary, to maximize Executive's net after-tax benefit based upon payments and benefits actually received by Executive hereunder.

       (c) The calculations required under this Section 6 shall initially be made by the Company and Executive. If no agreement on such calculations is reached, the Executive and the Company shall agree to the selection of an accounting firm to make the calculations. If no agreement can be reached regarding the selection of an accounting firm, the Company shall select a nationally recognized independent public accounting firm which has no current or recent business relationship with the Company. The determination of any such firm shall be conclusive and binding on all parties. All calculations provided for in this Section 6 shall be made at the Company's expense.

       7.   Legal Fees and Expenses; Security:

       (a) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpret-ation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the

  Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

       (b)  Without limiting the obligations of the Company pursuant to
  Section 7(a) hereof, the performance of the Company's obligations under
  Section 7 of this Agreement and of Severance Pay Agreements with other executive officers of the Company shall be secured by an irrevocable clean letter of credit, a conformed copy of which shall be attached hereto as Annex C and is incorporated herein by reference following notice by the Company to the Executive and such other executive officers (the "Letter of Credit"), for the benefit of the Executive and such other executive officers and issued by a commercial bank selected by the Company as promptly as practicable here-after (the "Bank"), and providing that the fees and expenses of counsel selected from time to time by the Executive and such other executive officers pursuant to Section 7 of this Agreement and such other severance pay agree-ments shall be paid, or reimbursed to the Executive and such other executive officers if paid by the Executive and such other executive officers, on a regular, periodic basis upon presentation by the Executive and such other executive officers to the Bank of a statement or statements prepared by such counsel in accordance with its customary practices; provided, however, that such Letter of Credit may not be used by the Executive for the enforcement of rights with respect to amounts due under Section 4(b) of this Agreement. The Company shall pay all amounts and take all action necessary to maintain the Letter of Credit during the Term, during the Change in Control Severance Period, and thereafter during any period in which amounts are payable by the Company hereunder and if, notwithstanding the Company's complete discharge of such obligations, such Letter of Credit shall be terminated or not renewed, the Company shall obtain a replacement irrevocable clean letter of credit on substantially the same terms and conditions as contained in the Letter of Credit drawn upon a commercial bank having total assets of at least $500,000,000 selected by the Company or any similar arrangement which, in any case, assures that Executive of the benefits of this Section 7. Any failure by the Company to satisfy any of its obligations under this Section 7(b) shall not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company or any Subsidiary.

       8.   Employment Rights; Termination Prior to Change in Control:

       (a) Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary, whether or not a Change in Control shall occur.

       (b) Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company following the commencement of any discussions with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

       9. Withholding of Taxes: The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

       10. Successors and Binding Agreement: (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

       (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

       (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b) hereof. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

       11. Notices: For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

       12. Governing Law: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.


       13. Validity: If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

       14. Competitive Activity: If the Executive shall have received or shall be receiving benefits under this Agreement, the Executive shall not, without the written consent of an officer of the Company, engage in any Competitive Activity during the Change in Control Continuation Period or Other Termination Continuation Period, as the case may be.

       15. Severance Pay Plan: This Agreement supersedes and replaces all of the Executive's rights and benefits under the Severance Pay Plan. From and after the date of this Agreement, Executive shall cease being a participant in the Severance Pay Plan and Executive hereby waives and forever relinquishes all rights and benefits thereunder.

       16.  Arbitration:

       (a) Any controversy or claim (contract, tort or statutory) under federal, state or local law between the Company and Executive arising out of any of the terms, provisions, or conditions of this Agreement, shall, on written request of either party served upon the other, be submitted to final and binding arbitration. Such arbitration shall be compelled and enforced according to the Illinois Uniform Arbitration Act, and shall be conducted according to the Model Employment Arbitration Procedures of the American Arbitration Association, except as otherwise provided herein. The arbitration shall be conducted before the American Arbitration Association or such other arbitration service as the parties may, by mutual agreement, select. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the American Arbitration Association pursuant to its rules.

       (b) Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. The arbitration shall be conducted in Chicago, Illinois. This Section 16 shall survive the expiration or termination of this Agreement. If any part of this Section 16 is found to be void as a matter of law or public policy, the remainder of this Section 16 will continue to be in full force and effect.

       17. Miscellaneous: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or represent-ations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

       18. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                              THE INTERLAKE CORPORATION



                              By
                                 ------------------------

                                 ------------------------

                                                                   Annex A
                                                                   -------




      (I)                                         (II)

Multiple of Annual
Base Salary and                            Months of Additional
Bonus Severance                            Benefits Continuation
------------------                         ---------------------

      3                                            36

                                                                   Annex B
                                                                   -------




      (I)                                         (II)

Multiple of Annual
Base Salary and                            Months of Additional
Bonus Severance                            Benefits Continuation
------------------                         ---------------------

      1                                            12

                                                                   Annex C
                                                                   -------




                            [Form of letter of credit]